Exhibit 10.19

NimbleGen Systems LLC

September 25, 1999

Mr. Roland Green

[Address]

Mr. Roland Green:

This letter will confirm our agreement with respect to your consulting and subsequent employment relationship with NimbleGen Systems LLC (the “Company”). We have agreed as follows:

1. Consulting Period.

(a) Consulting Services. Beginning October 1, 1999, and continuing until your employment with the Company commences as provided below or, if sooner, the termination of your service as a consultant by you or by the Company for any reason (the “Consulting Period”), you shall act as a consultant and advisor to the Company in a part-time capacity and shall render such advice and assistance respecting the affairs and activities of the Company as the Manager of the Company may reasonably request. Your consulting services shall be performed at such times as shall be mutually agreed upon by you and the Company. It is understood that the Company shall not be entitled to your services on a full-time basis, and that you shall not be required without your consent to devote in excess of three-fourths of all your business time to the performance of such services. During the Consulting Period, you may engage in other activities, subject to the restrictions set forth in Section 4 hereof. At the end of the Consulting Period, your consulting relationship with the Company will terminate.

Mr. Ronald Green

September 25, 1999

(b) Consulting Compensation. During the Consulting Period, the Company will pay you compensation at the rate of Seventy-Five Thousand Dollars ($75,000) per year, payable upon receipt by the Company of an invoice from you for your services. It is understood that you will not bill the Company for any periods during which you are not performing consulting services as described herein.

(c) Title. Effective October 1, 1999, you shall assume the title of Vice President and Chief Technical Officer of the Company.

2. Employment Period.

(a) Employment and Duties. Beginning January 1, 2000 (or such later date, as you elect), unless your service as a consultant has been previously terminated, you will be employed by the Company on a full-time basis upon the terms and conditions herein set forth. During the term of your employment by the Company, you shall perform such duties as are assigned to you from time to time by the Manager of the Company, and you agree to devote your best efforts and all of your business time, attention and skill to the business and affairs of the Company.

Mr. Ronald Green

September 25, 1999

(b) Employment Compensation. During the term of your employment, the Company will pay you a salary equal to One Hundred Thousand Dollars ($100,000) per year, as may be increased from time to time by the Company. Your salary will be paid in arrears in substantially equal monthly installments, in accordance with the normal payroll practices of the Company.

(c) Benefits and Vacation Pay. During the term of your employment with the Company, the Company will provide you with, and you will be eligible for, all benefits of employment generally made available to similarly situated employees of the Company from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans. You agree that you will continue your participation in the health insurance plan offered by the University of Wisconsin, so long as you are eligible to continue such participation. During the term of your employment, the Company will pay the insurance premiums charged to you in connection with such continuing participation. However, in the event you are no longer eligible to participate in the health insurance plan offered by the University of Wisconsin, the Company will provide you and any eligible dependents, if you so elect, with health insurance during the term of your employment which has benefits as nearly comparable to the health insurance provided under the University of Wisconsin plan as can be obtained by the Company at a cost no greater than the amount of your health insurance premiums in connection with the health insurance plan offered by the University of Wisconsin. In addition to your salary, you will be entitled to two (2) weeks of paid vacation per year, or such greater amount as the Company may from time to time establish.

Mr. Ronald Green

September 25, 1999

3. Equity. Concurrently with the execution and delivery of this Agreement and in connection with your consulting and employment relationship with the Company, the members of the Company are selling to you an equity interest currently representing a 7    % interest in the capital and profits of the Company in accordance with an Agreement Regarding Sale of Units of even date among you and the members.

4. Obligations. In further consideration for the payments to be made and benefits to be provided to you, you agree as follows:

(a) Nondisclosure.

(i) You will not, directly or indirectly, at any time during the Consulting Period, or during the term of your employment with the Company, or during the one-year period following either the termination of the Consulting Period or, if you are subsequently employed, the one-year period following the termination of your employment with the Company, use for yourself or others, or disclose to others, any Confidential Information, whether or not conceived, developed, or perfected by you and no matter how it became know to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such disclosure. “Confidential Information” shall mean all information

Mr. Ronald Green

September 25, 1999

(whether or not in written form) which relates to the Company and which is not known to the public generally (absent your disclosure), including, without limitation, any product offered or under development by the Company (including without limitation, any technical information, know-how, or manufacturing or engineering specifications, components or procedures) or any other confidential information regarding the Company’s business (including, without limitation, confidential knowledge, operating instructions, competitive strategies, litigation files, customer lists, financial data, and personnel-related information). Notwithstanding the foregoing, this Subsection 4(a)(i) shall not apply following the termination of your employment with the Company (or the termination of your service as a consultant except to commence employment with the Company) if your employment with the Company (or service as a consultant) is terminated by the Company for any reason other than for Cause.

(ii) You agree that upon the termination of your employment with the Company or upon the termination of your service as a consultant (except to commence employment with the Company), you will promptly surrender to the Company any documents, materials, or computer or other electronic records containing any Confidential Information which are in your possession or under your control.

(iii) Notwithstanding the foregoing, you agree that this Subsection 4(a) will not be construed to in any way limit the Company’s rights to protect confidential information which constitutes trade secrets under applicable trade secrets law even after the one-year period (if applicable) stated above.

Mr. Ronald Green

September 25, 1999

(b) Disclosure and Assignment of Inventions. You agree to disclose promptly and fully to the Company all inventions, improvements or discoveries made or conceived by you, solely or jointly with others, at any time during the Consulting Period or during the term of your employment by the Company, whether or not developed on your own time or with the Company’s resources. All right, title and interest in and to such inventions, improvements and discoveries will belong exclusively to the Company, and you agree to execute and deliver whatever documentation may be requested by the Company to confirm such ownership. You also agree to assist the Company during and subsequent to the Consulting Period and the term of your employment by the Company in every way (at the Company’s expense, including reimbursement for lost wages) (i) to obtain patents for such inventions in any and all countries, and (ii) in any controversy or legal proceeding relating to such inventions, improvements or discoveries, or to the patents resulting therefrom.

(c) Nonsolicitation of Employees. You will not, directly or indirectly, at any time during the Consulting Period, or during the term of your employment by the Company, or during the one-year period following either the termination of the Consulting Period or, if you are subsequently employed, the one-year period following the termination of your employment by the Company, induce, solicit, entice or procure any person now employed or hereafter employed during the Consulting Period or during the term of your employment by the Company to leave such employment so as to accept employment elsewhere.

Mr. Ronald Green

September 25, 1999

(d) Injunction. You recognize that irreparable and incalculable injury will result to the Company and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsections 4(a), 4(b), or 4(c), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

(e) Cause. Termination by the Company of your employment with the Company for “Cause” will mean termination upon (i) your repeated failure to perform work reasonably assigned to you in a competent, diligent and satisfactory manner after a written demand for performance is delivered to you that identifies the manner in which the Company believes that you have not performed your duties, and you have failed to resume and maintain performance of your duties on a continuous basis within ten days after receiving such demand, (ii) your commission of any material act of dishonesty or disloyalty involving the Company, (iii) your chronic absence from work other than by reason of a serious health condition, (iv) your commission of a crime which substantially relates to the circumstances of your position with the Company or which has material

Mr. Ronald Green

September 25, 1999

adverse effect on the business of the Company, or (v) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company. For purposes of this Subsection 4(e), no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

5. Indemnification. The Company agrees to indemnify you and hold you harmless from and against any loss, cost, expense or other damage (including without limitation reasonable attorneys’ fees) incurred by you in connection with any claim brought by a third party to which you are a party because of your position as a consultant to or employee of the Company, including claims of patent infringement, unless such loss, cost, expense or other damage arises out of your breach or failure to perform a duty you owe to the Company and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the Company in connection with a matter in which you have a material conflict of interest, (ii) a violation of criminal law, unless you have reasonable cause to believe that your conduct was lawful or no reasonable cause to believe that your conduct was unlawful, (iii) a transaction in which you derived an improper personal profit, or (iv) willful misconduct.

6. Successors; Binding Agreement. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Previous Agreement. This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Company, and all such agreements and understandings shall, as of the date of your acceptance, have no further force or effect.

Mr. Ronald Green

September 25, 1999

8. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

9. Withholding. The amounts payable to you hereunder are stated before deductions, if any, required to be made by the Company under applicable law.

10. No Right to Remain Employed. Nothing contained in this letter, or the Agreement Regarding Sale of Units of even date among you and the members of the Company, will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment or your service as a consultant at any time for any reason or for no reason, subject to the obligations of the Company as set forth in this letter.

Mr. Ronald Green

September 25, 1999

If this letter correctly sets forth your understanding of our agreement, please sign and return one copy where indicated below to confirm our agreement with respect to the subject matter of this letter.

Sincerely,

NIMBLEGEN SYSTEMS LLC

By:	/s/ Robert J. Palay
Manager

Agreed this 25th day of September, 1999.

/s/ Roland Green
Roland Green